Exhibit 99.1

           LOGILITY REPORTS FOURTH QUARTER OF FISCAL YEAR 2005 RESULTS

          REVENUES INCREASED 31% FOR THE QUARTER COMPARED TO PRIOR YEAR

    ATLANTA, June 9 /PRNewswire-FirstCall/ -- Logility, Inc. (Nasdaq: LGTY), a leading supplier of collaborative solutions to optimize the supply chain, today announced financial results for the fourth quarter and fiscal year ended April 30, 2005.

    Key financial highlights for Logility include:
     * Software license fees for the quarter ended April 30, 2005 were $2.2 million, an increase of 22% over the fourth quarter of fiscal 2004;
     * Services and other revenues for the quarter ended April 30, 2005 were $1.7 million, an increase of 25% over the fourth quarter of fiscal 2004;
     * Maintenance revenue fees for the quarter ended April 30, 2005 were $3.7 million, an increase of 40% over the fourth quarter of fiscal 2004;
     * Total revenues for the quarter ended April 30, 2005 were $7.6 million, an increase of 31% over the fourth quarter of fiscal 2004;
     * Total cash and investments as of April 30, 2005 were $25.7 million, an increase of $2.6 million compared to January 31, 2005.

    GAAP net loss was $224,000 or $0.02 loss per share for the fourth quarter of fiscal 2005 compared to net earnings of $62,000 or negligible earnings per fully diluted share for the fourth quarter of fiscal 2004. Adjusted net earnings for the quarter ended April 30, 2005, which excludes the acquisition related intangibles costs and an asset impairment charge was $566,000 or $0.04 per share compared to $62,000 or negligible earnings per fully diluted share for the same period last year.

    On September 30, 2004, Logility purchased certain assets and the distribution channel of privately held Demand Management, Inc. (DMI), a St. Louis-based provider of supply chain planning systems marketed under the Demand Solutions brand, for approximately $8.7 million in cash. DMI reported a loss for the quarter. The loss was primarily due to the purchase accounting requirement to fair value DMI's deferred maintenance which lowers the maintenance revenue for GAAP reporting. Since the acquisition, DMI has generated over $650,000 in operating cash flow as of April 30, 2005.

    Total revenues for the twelve months ended April 30, 2005 were $25.0 million compared to $22.8 million for the same period last year. Software license fees for the twelve months ended April 30, 2005 were $6.7 million compared to $6.7 million for the prior year. Services and other revenues for the twelve months ended April 30, 2005 were $5.3 million compared to $5.2 million for the same period last year. Maintenance revenues for the twelve months ended April 30, 2005 were $13.0 million compared to $11.0 million for the same period last year. For the twelve months ended April 30, 2005, the Company reported a GAAP net loss of $549,000, or loss per share of $0.04 compared to a GAAP net earnings of approximately $1.7 million or $0.13 per fully diluted share for the prior year. Adjusted net earnings for twelve months ended April 30, 2005, which excludes the acquisition related intangibles costs and an asset impairment charge was $358,000 or $0.03 per share compared to $1.7 million or $0.13 for the same period last year.

    The Company is including adjusted net earnings and adjusted net earnings per share in the summary financial information provided with this press release as supplemental information relating to its operating results. This financial information is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP net earnings and non-GAAP per share measures used by other companies. The Company believes that this presentation of adjusted net earnings and adjusted net earnings per share provides useful information to investors regarding certain additional financial and business trends relating to its financial condition and results of operations.

    The overall financial condition of the Company remains strong with cash and investments of approximately $25.7 million and no debt. The Company's cash and investment position increased approximately $2.6 million compared to January 31, 2005.

    "We are pleased with our revenue growth of 31% for the fourth quarter, the addition of 13 new customers and a significant sequential increase in cash and investments of $2.6 million over the prior quarter," said J. Michael Edenfield, Logility president and Chief Executive Officer. "Our strong balance sheet, solid cash position, overall organizational stability and market- leading supply chain solutions provide an excellent environment to continue our development of innovative solutions that simplify complex supply chain challenges and consistently deliver fast deployment to drive rapid return on investment for our customers."

    "Logility offers a wide range of supply chain applications targeted at the specific needs of distribution-intensive manufacturing, wholesale and retail organizations seeking to reduce costs and increase revenues," stated Edenfield. "Our goal is to help customers take costs out of their supply chains by streamlining the sales and operations planning process, synchronizing supply with demand, improving forecast accuracy, automating transportation and warehouse operations, and providing greater visibility to enable better decision-making."

    Highlights for the fourth fiscal quarter and fiscal 2005 include:
    Customers
     * Notable new and existing customers placing orders with Logility in the fourth quarter include Able Distribution Company, Carole Hochman Design Group, Farley's & Sathers Candy Company, Inc., Hamilton Beach, Honeywell, JS Products, Komatsu, Metal Building Systems, Republic Beverage Company and XanGo.

     * During the quarter, software license agreements were signed with customers located in 10 countries including Australia, Belgium, China, Germany, Italy, Malaysia, Poland, Switzerland, the United Kingdom, and the United States.

     * Logility had approximately 60 customers "go live" with new deployments or significant upgrades of Logility Voyager Solutions during fiscal year 2005. This impressive number of deployments underscores Logility's ability to implement rapidly to accelerate business results for customers.

     * In February 2005, supply chain professionals gathered in San Antonio for the 18th Annual Demand Management Association Conference. The meeting included informative user presentations, industry briefings and the introduction of new product features for the DS One product suite. The conference proved to be an excellent forum for Mike Edenfield, Logility president and CEO, to meet with a large group of Demand Solutions users and discuss Logility's vision for the future. The Demand Management Association is the organization for users of Demand Solutions software from Demand Management, Inc. (DMI), a wholly owned subsidiary of Logility.

     * The Logility Connections 2005: Catch the Wave-Supply Chain ROI conference occurred March 16-18 in Atlanta and offered attendees the opportunity to hear best practices from industry peers, learn valuable tips for maximizing return on investment, and gain insight from leading supply chain experts to help prepare for the next wave of demand-driven supply chain improvement.

     * The Logility International User Group Conference took place in Manchester, UK, in April 2005. The event included features from the Robert Horne Group, which discussed its swift upgrade to Logility Voyager Solutions 7.0; and Honeywell, which discussed using Logility Voyager Collaborate for sales and operations planning.

     * Logility named Remy International, North America's largest producer of remanufactured starters and alternators for the automotive aftermarket, as the recipient of the 2005 Sailing to New Heights with Logility Award for supply chain excellence. This award is the highest honor given annually to the Logility customer that has leveraged innovation and collaboration to drive measurable business improvements and supply chain excellence through the deployment of Logility Voyager Solutions(TM). Remy implemented Logility Voyager Solutions in 2004 to reduce demand volatility and improve factory scheduling; generate a one-number forecast for its business; decrease inventory; and streamline the sales and operations planning process.

     * Logility presented 2005 Leadership Awards to the following companies:

          - Nestle Purina Petcare, a leading manufacturer of dry and canned dog food, dry and canned cat food and cat box filler in the United States, has used Logility Voyager Solutions to improve payment and audit of carrier freight bills while reducing costs. The company deployed Logility Voyager Transportation Planning and Management at its plants last year.

          - Robert Horne Group, the UK's leading supplier of paper, board and plastics to the visual communications industry, has used Logility Voyager Solutions to plan more effectively and operate more efficiently. Logility was live in less than seven weeks, and the deployment paid for itself in less than three months, delivering an immediate 15% reduction in stock costs, and a current total 30% reduction in stock costs.

          - Tiffany & Co., the internationally renowned retailer, designer and manufacturer of fine jewelry, timepieces and tabletop, has used Logility Solutions to reduce demand variability and increase forecast accuracy.

          - The Coleman Company, Inc., a leading manufacturer, marketer and distributor of recreational, camping and outdoor products, has used Logility Voyager Solutions to reduce transportation costs, improve customer service and on-time deliveries; and provide more consistent lower-cost carrier selection.

          - Williamson-Dickie Manufacturing, a privately held global manufacturer of work wear, has used Logility Voyager Solutions to improve forecast accuracy, lower supply chain cost, and support a sales and operations planning process.

     * RFT S.p.A., a division of Swedish-based SKF, a leading global provider of rolling bearings and seals with 80 manufacturing sites worldwide, sales in 70 countries and 15,000 worldwide distributors and dealers, implemented Logility Voyager Solutions to improve manufacturing planning, decrease inventory levels and accelerate planning time.

     * The Coleman Company, Inc., manufacturer and distributor of products for camping, backpacking, tailgating, backyard grilling and other outdoor leisure-time activities, extended its use of Logility Voyager Solutions to include the latest version of Transportation Planning and Management with Internet-enabled carrier collaboration. The Coleman Company, Inc., implemented the software on budget and on time in under five months.

     Products and Technology
     * Logility unveiled Logility Voyager Solutions 7.5 to attendees at Connections 2005. The latest version, which will be commercially available in summer 2005, includes enhancements to help distribution-intensive companies use the Internet to gain visibility of key metrics; manage dynamic global supply chain activities; support radio frequency identification (RFID) initiatives; optimize transportation operations; and accelerate sales and operations planning (S&OP) processes. Enhanced performance management capabilities are embedded across all areas of Logility Voyager Solutions. Key functionality by business process area includes:

          - Demand chain planning-enhanced Web-based forecast management, forecast modeling, life cycle planning and time-phased safety stock methods

          - Supply chain planning-expanded load optimization and shelf live capabilities, and new plant level KPIs and alerts

          - Transportation planning and management-additional shipment planning and execution features

          - Built-in RFID support, warehouse management additions and support for Lightweight Directory Access Protocol (LDAP)

       For more detailed information, please reference the March 17, 2005 press release, Logility Voyager Solutions 7.5 Debut at Connections 2005.

    About Logility
    With more than 1,100 customers worldwide, Logility is a leading provider of collaborative supply chain planning solutions that help small, medium, large and Fortune 1000 companies realize substantial bottom-line results in record time. Logility Voyager Solutions feature performance monitoring capabilities in a single Internet-based framework and provide supply chain visibility; demand, inventory and replenishment planning; supply and global sourcing optimization; transportation planning and execution; and warehouse management. Demand Solutions provide forecasting, demand planning and point- of-sale analysis for maximizing profits in manufacturing, distribution and retail operations. Logility customers include Avery Dennison Corporation, Bissell, BP (British Petroleum), Huhtamaki UK, Hyundai Motor America, Leviton Manufacturing Company, McCain Foods, Mill's Pride, Pernod Ricard, Rand McNally, Remington Products Company, Sigma Aldrich, Under Armour Performance Apparel and VF Corporation. Logility is a majority owned subsidiary of American Software (Nasdaq: AMSWA). For more information about Logility, call 1-800-762-5207 or visit http://www.logility.com.

    Forward-Looking Statements
    This press release contains forward-looking statements that are subject to substantial risks and uncertainties. There are a number of factors that could cause actual results to differ materially from those anticipated by statements made herein. These factors include, but are not limited to, changes in general economic conditions, technology and the market for the Company's products and services including economic conditions within the e-commerce markets; the timely availability and market acceptance of these products and services; the challenges and risks associated with integration of acquired product lines and companies; the effect of competitive products and pricing; the uncertainty of the viability and effectiveness of strategic alliances; and the irregular pattern of the Company's revenues. For further information about risks the Company could experience as well as other information, please refer to the Company's Form 10-K for the year ended April 30, 2004 and other reports and documents subsequently filed with the Securities and Exchange Commission. For more information, contact Vincent C. Klinges, Chief Financial Officer, Logility, Inc., 470 East Paces Ferry Rd., Atlanta, GA 30305, (404) 261-9777. FAX: (404)
264-5206; INTERNET: www.logility.com or E-mail: askLogility@logility.com.

    Logility Voyager Solutions is a trademark of Logility and Demand Solutions is a registered trademark of Demand Management. Other products mentioned in this document are registered, trademarked or service marked by their respective owners.

                                 LOGILITY, INC.
                      Consolidated Statements of Operations
                      (In thousands, except per share data)
                                   (Unaudited)

                                       Fourth Quarter Ended                 Twelve Months Ended
                                             April 30,                            April 30,
                                 --------------------------------     --------------------------------
                                                           Pct                                  Pct
                                   2005        2004        Chg.         2005        2004        Chg.
                                 --------    --------    --------     --------    --------    --------
Revenues:
  License                        $  2,216    $  1,809          22%    $  6,717    $  6,656           1%
  Services & other                  1,653       1,324          25%       5,281       5,179           2%
  Maintenance                       3,721       2,650          40%      12,969      10,991          18%
    Total Revenues                  7,590       5,783          31%      24,967      22,826           9%

Cost of Revenues:
  License                             954       1,009          (5)%      3,965       4,054          (2)%
  Services & other                    841         654          29%       2,762       2,632           5%
  Maintenance                         975         417         134%       3,034       1,780          70%
    Total Cost of Revenues          2,770       2,080          33%       9,761       8,466          15%
Gross Margin                        4,820       3,703          30%      15,206      14,360           6%

Operating expenses:
  Research and development          1,594       1,311          22%       5,920       5,408           9%
  Less: capitalized
   development                       (666)       (840)        (21)%     (2,750)     (3,292)        (16)%
  Sales and marketing               2,316       2,034          14%       8,046       7,239          11%
  General and administrative        1,143         820          39%       3,942       3,202          23%
  Acquisition related
   amortization of intangibles         87           -          nm          204           -          nm
  Charge for impaired asset           703           -          nm          703           -          nm

    Total operating expenses        5,177       3,325          56%      16,065      12,557          28%
Operating income (loss)              (357)        378          nm         (859)      1,803          nm
  Other income (expense)              139        (316)         nm          316         (97)         nm
Income (loss) before income
 taxes                               (218)         62          nm         (543)      1,706          nm
   Income tax provision                 6           -           -            6           -           -
Net Earnings (loss)              $   (224)   $     62          nm     $   (549)   $  1,706          nm
Earnings(loss) per common
 share - Basic                   $  (0.02)   $      -          nm     $  (0.04)   $   0.13          nm
Earnings(loss) per common
 share - Diluted                 $  (0.02)   $      -          nm     $  (0.04)   $   0.13          nm

Weighted average number of
 common shares
   Basic                           12,966      13,103                   13,009      13,120
   Diluted*                        12,966      13,383                   13,009      13,391

Reconciliation of Adjusted Net
 Income:
Net Earnings (loss)              $   (224)   $     62                 $   (549)   $  1,706
Charge for impaired asset             703           -                      703           -
Acquisition related
 amortization of intangibles           87           -                      204           -
Adjusted Net Earnings            $    566    $     62                 $    358    $  1,706

Adjusted Net Earnings per
 Share                           $   0.04    $      -                 $   0.03    $   0.13

*    Diluted weighted average common shares  outstanding are not included in the
three  and  twelve  months  ended  April  30,  2005   calculation   due  to  the
anti-dilutive effect of the net loss.

nm - not meaningful

                     Consolidated Balance Sheet Information
                                 (in thousands)
                                   (Unaudited)

                                                            April 30,
                                                     -----------------------
                                                        2005         2004
                                                     ----------   ----------
Cash and Short & Long term investments               $   25,738   $   30,831
Accounts Receivable:
   Billed                                                 4,228        3,166
   Unbilled                                               1,252          813
Total Accounts Receivable, net                            5,480        3,979
Prepaids & Other Current Assets                           1,619          466
Non-current Assets                                       14,798        7,092
     Total Assets                                    $   47,635   $   42,368

Accounts Payable                                     $      352   $      131
Other Current Liabilities                                 6,675        4,094
Deferred Revenues                                         9,605        5,869
Shareholders' Equity                                     31,003       32,274
     Total Liabilities & Shareholders' Equity        $   47,635   $   42,368

SOURCE  Logility, Inc.
    -0-                             06/09/2005
    /CONTACT: Financial Information, Vincent C. Klinges, Chief Financial Officer of Logility, Inc., +1-404-264-5477/
    /Company News On-Call: http://www.prnewswire.com/comp/120967.html / /Web site: http://www.logility.com /